Separation and Release Agreement

THIS SEPARATION AND RELEASE AGREEMENT (this "Agreement") is made as of the 9th day of March, 2010, by and between Lawrence J. Zigerelli (the "Executive") and Duckwall-Alco Stores, Inc., a Kansas corporation (the "Company").

WHEREAS, the Company and Executive are parties to an Employment Agreement dated July 1, 2008 (the "Employment Agreement");

WHEREAS, the Executive has resigned his employment with the Company;

WHEREAS, the Company has agreed to pay the Executive certain amounts, subject to the execution of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Consideration.

1.1. The Executive acknowledges that: (i) the payments set forth in this Agreement constitute full settlement of all of his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Agreement, the benefits and payments specified herein would not otherwise be due to him.

1.2. The Company agrees to pay Executive the sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00), less applicable taxes.  Said sum will be paid to Executive in twenty-four (24) equal payments over a twelve (12) month period and pursuant to the Company’s regular payroll schedule.  The first payment under this Paragraph 1.2 shall not be made until after the expiration of the seven (7) day revocation period set forth in Paragraph 6 of this Agreement.

1.3. Should Executive timely elect continuation of his health care coverage pursuant to COBRA, the Company agrees to reimburse Executive, on a monthly basis, for a maximum of six (6) months of Executive’s COBRA premiums.  To receive said reimbursements, each month Executive shall submit to the Company documentation which reflects his COBRA continuation coverage.

1.4. Company agrees that it shall amend Executive’s stock option award agreements and related plans to permit net exercise of vested options by Executive.

2. Release and Covenant Not to Sue.

2.1. The Executive, his heirs and representatives release, waive and forever discharge the Company, its predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, current and former employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such person or entity is each referred to as a "Released Person") from all pending or potential claims, counts, causes of action and demands of any kind whatsoever or nature for money or anything else, whether such claims are known or unknown, that arose prior to the Executive's signing this Agreement or that relate in any way to the Executive's employment or his separation from employment with the Company. This release includes, but is not limited to, any and all claims of race discrimination, sexual discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation and any and all claims under the following: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.; Kansas Act Against Discrimination, Chapter 44, Art. 10, K.S.A.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 706, et seq.; any state, municipal and other local anti-discrimination statutes; any and all claims for alleged breach of an express or implied contract; any and all tort claims including, but not limited to, alleged retaliation for assertion of workers' compensation rights; any and all claims under workers' compensation law; and any and all claims for attorney's fees.

2.2. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to the Executive's employment by the Company or the resignation of that employment. This Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal  relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. In addition, this release shall not affect the Executive's rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

2.3. The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Agreement, (b) claims for indemnification  under the Company's By-Laws and/or any applicable indemnification agreements, and/or (c) claims to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law, and/or (d) claims that cannot, as a matter of law, be waived.  The foregoing will not be deemed to release any person or entity from claims arising after the date of this Agreement.

2.4. The Executive agrees that, effective as of the date of this Agreement, no further vesting of any stock option, restricted stock award, restricted stock unit, stock appreciation right, or other equity based compensation shall occur, whether by virtue of the Executive’s resignation from employment, actual or potential change of control of the Company, or otherwise.

3. Restrictive Covenants and Confidentiality. The Executive acknowledges and Company agrees that the restrictive covenants contained in Sections 7 and 8 of the Employment Agreement (the "Restrictive Covenants") shall not survive the Executive's resignation from employment; provided, however, that covenants between the parties concerning confidentiality and non-disclosure shall remain in full force and effect to the extent that the covenants protect confidentiality and prohibit specific disclosures.

4. Return of Company Property. The Executive represents and warrants that he has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company's name, and other Company property (originals or copies in whatever form) in the Executive's possession or under the Executive's control.

5. Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company; provided that such cooperation shall not unreasonably interfere with Executive's employment with another employer after resignation of his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6. Rescission Right.  The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Agreement in its entirety, (b) he has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Agreement to  consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. The Executive may revoke this Agreement during those seven (7) days by providing written notice of revocation to the Company.

7. Non-Disparagement and Communication.  Executive agrees that he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or defame the Company, or any subsidiary or affiliate, or defame its respective officers, directors, employees, or advisors, or their business or reputation.  Executive further agrees that he shall have no contact or intentional communications regarding the Company, for a period of twelve (12) months, with the Company’s stock analysts, shareholders, employees or vendors, with Jim Hyde, or with any representative or affiliate of ACON Funds Management LLC, Everbright Development Overseas Ltd., Luichi Group International Ltd, Sun Capital Partners Group V, LLC, Pamida Brands Holding, LLC, William Blair & Company, L.L.C., Peter J. Solomon Company, L.P., or any potential buyer of or investor in the Company or with the media, or with any candidate for employment with the Company that Executive had knowledge of or in any way becomes aware of their candidacy for employment with the Company.  If Executive is contacted by any of these entities or individuals he is allowed to state, “I am not at liberty to discuss the Company at this time.”  Should Executive breach any part of this Paragraph 7: (i) all remaining payments under paragraph 1.2 shall cease, (ii) Executive shall immediately be obligated to return any payments previously made to him under Paragraph 1.2, and (iii) Executive shall be liable to the Company in the sum of $100,000.00 for each occurrence that he communicates regarding the Company with the listed individuals or entities.

7.1. Should it be necessary for Executive to communicate with the Company regarding any matter encompassed by this Agreement or other matter relating to the Company, it shall not be a violation of Paragraph 7.1 if Executive limits such contact and communication to Donny Johnson. Executive Vice President and Chief Financial Officer.

8. Miscellaneous.

8.1. No Admission of Liability.  This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation  or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

8.2. No Reinstatement. The Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its  assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4. Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5. Entire Agreement; Amendments.  Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and  contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Kansas, without regard to the application of the principles of conflicts of laws.

8.7. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case as of the date first above written.

EMPLOYEE:

/s/ Lawrence J. Zigerelli
Lawrence J. Zigerelli

COMPANY:

DUCKWALL-ALCO STORES, INC.

By: /s/ Royce Winsten
Its: Chairman of the Board
Date: March 11, 2010